UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
August 30, 2016
Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place
P.O. Box 3453
Sunnyvale, California 94088-3453
(Address of principal executive offices) (Zip Code)
(408) 749-4000
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Sixth Amendment to the Wafer Supply Agreement
On August 30, 2016, Advanced Micro Devices, Inc. (the “Company”) entered into a sixth amendment (the “Sixth Amendment”) to the Wafer Supply Agreement with GLOBALFOUNDRIES Inc. (“GF”). The Sixth Amendment modifies certain terms of the Wafer Supply Agreement applicable to wafers for the Company’s microprocessor, graphics processor and semi-custom products for a five-year period from January 1, 2016 to December 31, 2020. The Company and GF agreed to establish a comprehensive framework for technology collaboration for the 7nm technology node.
The Sixth Amendment also provides the Company a limited waiver with rights to contract with another wafer foundry with respect to certain products in the 14nm and 7nm technology nodes and gives the Company greater flexibility in sourcing foundry services across its product portfolio. In consideration for these rights, the Company will pay GF $100 million, which will be paid in installments starting in the fourth fiscal quarter of 2016 through the third fiscal quarter of 2017. Starting in 2017 and continuing through 2020, the Company also agreed to make quarterly payments to GF based on the volume of certain wafers purchased from another wafer foundry.
Further, for each calendar year during the term of the Sixth Amendment, the Company and GF agreed to annual wafer purchase targets that increase from 2016 through 2020. If the Company does not meet the annual wafer purchase target for any calendar year, the Company will be required to pay to GF a portion of the difference between the Company’s actual wafer purchases and the wafer purchase target for that year. The annual targets were established based on the Company’s current business and market expectations and take into account the limited waiver it has received for certain products.
The Company and GF also agreed on fixed pricing for wafers purchased during the 2016 year and established a framework to agree on annual wafer pricing for the years 2017 to 2020. The Company currently estimates that it will purchase approximately $650 million of wafers from GF in fiscal 2016 consisting of approximately $495 million of wafer purchases under the Sixth Amendment in 2016 and $155 million of wafer purchases previously taken in the first fiscal quarter of 2016 under the Fifth Amendment to the Wafer Supply Agreement. The Company expects that its future purchases from GF will continue to be material under the Wafer Supply Agreement, which is in place until 2024.
The foregoing description is not complete and is qualified in its entirety by reference to the Sixth Amendment, a copy of which will be filed with a Quarterly Report on Form 10-Q.

Item 3.02 Unregistered Sales of Equity Securities
Warrant Agreement
Also on August 30, 2016, in consideration for the limited waiver and rights under the Sixth Amendment, the Company entered into a warrant agreement (“Warrant Agreement”) with West Coast Hitech L.P. (“WCH”), a wholly-owned subsidiary of Mubadala Development Company PJSC (“Mubadala”). Under the Warrant Agreement, WCH and its permitted assigns are entitled to purchase 75 million shares of the Company’s common stock (the “Warrant Shares”) at a purchase price of $5.98 per share. The Warrant Agreement is exercisable in whole or in part after the date of issuance until 5:00 p.m. Eastern time on February 29, 2020; provided that the maximum amount of Warrant Shares that may be exercised under the one-year anniversary of the Warrant Agreement shall not exceed 50 million. Notwithstanding the foregoing, the Warrant Agreement shall only be exercisable to the extent that Mubadala does not beneficially own, either directly through any other entities directly and indirectly owned by Mubadala or its subsidiaries, an aggregate of more than 19.99% of the Company’s outstanding capital stock after any such exercise.

The Company expects to record a one-time accounting charge in the third fiscal quarter of 2016 of approximately $335 million comprised of the $100 million payment under the Sixth Amendment and the value of the warrant under the Warrant Agreement which is approximately $235 million.

The securities under the Warrant Agreement were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. The foregoing description is not complete and is qualified in its entirety by reference to the text of the Warrant Agreement, filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

EXHIBIT INDEX
Exhibit No.	Description
10.1	Warrant to Purchase Shares of Common Stock

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2016	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Devinder Kumar
	Name:	Devinder Kumar
	Title:	Senior Vice President, Chief Financial Officer & Treasurer